 EXHIBIT 99.1

KnowU™️ Product Design The KnowU system is in development and designed to easily fit in a customer’s pocket. The Know Labs product development team is miniaturizing the lab based system for field testing and commercialization. The KnowU will be wireless and able to conduct measurements in the field with ease via a companion App. This is a 3D printed prototype of the KnowU for internal testing. Results presented above reflect internal Company testing and might not be replicated in the future as a result of various factors not in our control. You are cautioned not to place undue reliance on the utility of the information provided as a predictor of future performance of the Company’s products in development. Risks related to our product development are discussed elsewhere in this prospectus.

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KnowU Glucose Results vs Dexcom® G6

Measuring Glucose in the body is the core focus of Know Labs.

- Using the latest version of Hardware and Software, the team is building a Gold-Master Glucose dataset.
- These tests directly compare the Know Labs sensor to the Dexcom G6.
- The Dexcom G6 was chosen as the reference device because it is the industry leader in CGM accuracy.

- The tests are 3 hours long and collect Know Labs sensor data on 2,500 frequencies.
- These tests create a high value Glucose data asset, which is essential for R&D and algorithm development.
- July 2022 internal test results demonstrate that the Know Labs sensor has equivalent correlation to the Dexcom G6.



KNOWU
DEXCOM G6
0.50000
0.25000
0.00000
-0.25000
KnowU Signal
225
200
175
150
125
100
75
Glucose Level
3 hours

Test method: Participant rests arm on Know Labs sensor for 3 hours, while wearing a Dexcom G6. 30 minutes in, the participant drinks 35 mg fast acting glucose. Know Labs sensor data (Pink line) is compared directly to Dexcom G6 data (Orange line).

Results presented above reflect internal Company testing and might not be replicated in the future as a result of various factors not in our control. You are cautioned not to place undue reliance on the utility of the information provided as a predictor of future performance of the Company's products in development. Risks related to our product development are discussed elsewhere in this prospectus.

System Test: Measuring Oxygen in the Body The Know Labs sensor and system is designed to measure many different analytes in the body. Measuring Oxygen is the standard hardware/software system test. Over the last 4 years, the team has conducted over 2,400 Oxygen tests and the technology is now performing equivalent to a gold standard, medical grade, SpO2 sensor. Oxygen tests are repeatable, reliable, and successful across a diverse set of participants. The graphs below are tests conducted with the Know Labs sensor. Oxygen % Oxygen % 5 minutes 5 minutes Test method: Breathe normally for 100 seconds, hold breath for 20 seconds, resume normal breathing. Graph 1 is sensing the oxygen levels through the left arm. Graph 2 is sensing the oxygen levels through the right arm. Same biological event. Results presented above reflect internal Company testing and might not be replicated in the future as a result of various factors not in our control. You are cautioned not to place undue reliance on the utility of the information provided as a predictor of future performance of the Company’s products in development. Risks related to our product development are discussed elsewhere in this prospectus.

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Multiple Locations on the Body The Know Labs sensor is designed to work on multiple locations on the body, in any form factor. To demonstrate this capability, the Know Labs team conducted the standard Oxygen system test on 11 different locations on the body. The sensor performed with accurate and reliable results in every testing location. Test method: Breathe normally for 100 seconds, hold breath for 20 seconds, resume normal breathing. Graph 1 is sensing the oxygen levels through the left arm. Graph 2 is sensing the oxygen levels through the right arm. Same biological event. Results presented above reflect internal Company testing and might not be replicated in the future as a result of various factors not in our control. You are cautioned not to place undue reliance on the utility of the information provided as a predictor of future performance of the Company’s products in development. Risks related to our product development are discussed elsewhere in this prospectus.

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